CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
EXHIBIT 10.1

SAND SUPPLY AGREEMENT

This SAND SUPPLY AGREEMENT (this “Agreement”), is entered into effective as of the Effective Date listed on Schedule A hereto (the “Effective Date”), by and between SUPERIOR SILICA SANDS LLC, a Texas limited liability company (“Supplier”), and LIBERTY OILFIELD SERVICES, LLC, a Delaware limited liability company (“Customer”). Any capitalized terms used herein but not otherwise defined herein shall have the meaning set forth on Schedule A hereto the terms of which are incorporated herein by reference. Customer and Supplier may also be referred to hereafter as a “Party” or collectively as the “Parties”.
RECITALS
WHEREAS, Supplier is in the business of providing various industrial sands and aggregates to the oilfield production industry and Customer is in the business of performing various services to the oilfield production industry; and
WHEREAS, Customer needs certain sand products related to fracture stimulation, sand controls and related services and Customer wishes to purchase Product (as defined on Schedule A) which meets the Specifications (as defined on Schedule A) from Supplier on the terms and conditions set forth in this Agreement.
NOW, THEREFORE, for and in good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
1.Interpretation.
a.    Defined Terms. In this Agreement, the following terms shall have the following meanings unless the context otherwise requires:
“Affiliate” in relation to Party shall mean any individual, corporation, limited liability company, partnership, proprietorship, joint venture or other entity directly or indirectly controlled by, controlling, or under common control with that Party.
“Bankruptcy” means the occurrence of any of the following events with respect to a Party: (a) the filing of an application by the Party for, or a consent to the appointment of, a trustee or receiver of its assets; (b) the filing by the Party of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (c) the making by the Party of a general assignment for the benefit of its creditors; (d) the filing by the Party of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or (e) the entry by any court of competent jurisdiction of an order for relief of the Party under Chapter 7 or 11 of United States Code, the entry of any order, judgment or decree having a similar effect under any other applicable law or the entry of any order, judgment or decree appointing a trustee or receiver of the assets of the Party, and any such order, judgment or decree continuing unstayed and in effect for a period of ninety (90) days after the entry.
“Business Day” means any day other than Saturday or Sunday or other day upon which national banks in Fort Worth, Texas are permitted or required by law to be closed.
“Confidential Information” means the existence, content, or scope of this Agreement, any information regarding the business of the Disclosing Party, and any information regarding the products and services of the Disclosing Party including, without limitation, all (a) technological and specific product secrets, trade secrets, drawings, materials, chemistry, proppant compositions, the chemistry, chemical makeup, chemical combinations, and chemical codes of any compositions or formulations, and other technical data, (b) notes, analyses, compilations or other documents, whether prepared by Receiving Party or the Receiving Party’s Representatives, that contain or otherwise reflect the Confidential Information, and (c) the fact that Confidential Information has been made available to the other Party.

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“Contract Year” means as follows: (a) for the first Contract Year, that period commencing on the Effective Date and ending twelve (12) months after the Effective Date; and (b) for the second and any subsequent Contract Years (including during any Renewal Term), that twelve-month period commencing on the day after the end date of the prior Contract Year.
“FOB” has the meaning given to it in the Uniform Commercial Code.
“Force Majeure” means in relation to any Party, any strikes, lockouts, concerted acts of workmen or other industrial disturbances, fires, explosions, floods, earthquakes or other natural catastrophes, civil disturbance, riots or armed conflict whether declared or undeclared, curtailment, shortage, rationing or allocation of normal sources of supply of labor, materials, transportation, energy or utilities, accidents, Acts of God, acts of terrorism, sufferance of or voluntary compliance with acts of government and government regulations (whether or not valid), embargoes or any other similar or dissimilar cause which is beyond the reasonable control of the affected Party and which could not have been overcome by the exercise of reasonable efforts by such affected Party.
“Person” or “person” means any entity, including any partnership, corporation, limited liability company or governmental entity, and any natural person.
“Representatives” means the directors, officers, employees, Affiliates, agents, representatives, financing sources, advisors, attorneys, accountants and consultants of the applicable party.
“Term” means the Initial Term and any Renewal Terms, collectively.
“Ton” means US Short Ton, which means 2,000 pounds.
“Week” means a seven-day period during the Term commencing on a Sunday and ending on the following Saturday.
b.    Additional Defined Terms. Additional definitions are set forth in the applicable sections set forth below:

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Term	Section
Agreement	Preamble
Annual Tonnage	Section 2.b
Anticipated Ratios	Section 2.c
Customer	Preamble
Customer Samples	Section 6
Demurrage Charges	Section 3
Disclosing Party	Section 9
Effective Date	Preamble
Expected Ratios	Section 2.c
FOB Terminal Pricing	Section 3
Initial Term	Section 2.a
Losses	Section 8
Mesh Size Ratios	Section 2.c
Monthly Tonnage	Section 2.b
Monthly Order	Section 2.b
Non-Conforming Product	Section 7
Overdue Threshold	Section 2.c
Party or Parties	Preamble
Permitted Variance	Section 2.c
Pick Up Location	Section 2.d
Price	Section 5
Product	Recitals
Receiving Party	Section 9
Renewal Term	Section 2.a
Specifications	Recitals
Supplier	Preamble
Supplier Railcars	Section 3
Supplier Samples	Section 6
Supplier’s Facilities	Section 2.c
Supplier’s Terminals	Section 2.d
Supply Cure Period	Section 2.g
Supply Shortfall	Section 2.g

c.    Construction. As used in this Agreement, unless expressly stated otherwise, references to (a) “including” mean “including, without limitation”; (b) “or” means “either or both”; and (c) a “party” or “Party” mean Customer or Supplier and “parties” or “Parties” mean Customer and Supplier.
2.Production and Supply of Product
a.    Term of Agreement. The initial term of this Agreement shall commence on the Effective Date, and shall remain in effect for the period set forth on Schedule A (the “Initial Term”) from and after the Effective Date, unless sooner terminated in accordance with Section 11 hereof. This Agreement shall renew automatically for the successive period set forth on Schedule A hereto (the “Renewal Term”), unless either Party gives the other Party written notice of non-renewal at least ninety (90) days prior to the expiration of the then current Term.

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b.    Required Tonnage. Each Contract Year of the Term, Supplier will sell, and Customer will purchase, the minimum tonnage specified on Schedule A (the “Annual Tonnage”) upon the terms and conditions as set forth herein. In each month of the Term, Supplier shall use commercially reasonable efforts to fulfill orders up to the monthly tonnage specified on Schedule A (the “Monthly Tonnage”) and Customer shall use commercially reasonable efforts to order at least the monthly tonnage specified on Schedule A (the “Monthly Order”).
c.    Product Ratios. Customer shall use commercially reasonable efforts to submit purchase orders to Supplier for Product in the mesh size ratios (the “Mesh Size Ratios”), at the expected ratios (the “Expected Ratios”), each as set forth on Schedule A hereto (collectively, the “Anticipated Ratios”), based on Customer’s needs and Supplier’s ability to supply such Product in light of its overall production and commitments to other customers; provided, however, that the Parties acknowledge and agree that the ratios of mesh sizes delivered to Customer shall ultimately be determined by the actual ratios of mesh sizes produced at Supplier’s facilities designated on Schedule A hereto (the “Supplier’s Facilities”). In the event the actual ratios of mesh sizes produced at Supplier’s Facilities materially deviate from the Anticipated Ratios, Supplier shall provide written notice of such change to Customer and the Parties shall negotiate in good faith to revise the Anticipated Ratios to reflect actual production from Supplier’s Facility. In the event that Customer’s purchase orders do not reasonably adhere to the Anticipated Ratios (as may be adjusted from time to time by written mutual agreement of the Parties), Supplier shall have no obligation to (a) furnish the portion of Customer’s order not in compliance with the Anticipated Ratios or (b) cure any failure by Supplier to fulfill its Monthly Tonnage or Annual Tonnage requirements.
d.    Purchase Orders. Customer will purchase Product from Supplier by submitting written purchase orders electronically or in hard copy to Supplier at least twenty-one (21) days in advance. Customer may request additional Product from Supplier, above the Monthly Tonnage, within the twenty-one (21) day period referenced above; provided, however, that Supplier shall have no obligation to supply any additional Product requested by Customer above the Monthly Tonnage within any such period. Customer shall provide Supplier with a binding purchase order specifying (i) the amount and type of Product ordered; (ii) the Supplier’s terminal specified on Schedule A hereto (the “Supplier’s Terminals”) to which the Product will be delivered FOB Supplier’s Terminal; and (iii) the time(s) and date(s) during the Week following the date on which the purchase order was submitted that the Product should be delivered to a carrier at the specified Supplier Terminal (“Pick Up Location”). The delivery dates for Customer’s purchase orders for the Product must be spread evenly throughout each month during the Term and Customer shall provide Supplier with forecasts and schedules for its purchase orders for Product on at least a bi-monthly basis. In the event that Customer desires to cancel any order it submits to Supplier, Customer must provide written notice of such cancellation to Supplier no less than ten (10) days prior to the shipment of the Product subject to the applicable purchase order. Any routing, cancelation, storage or similar charges or expenses incurred by Supplier in connection with any such cancellation or any diversion or delay of any shipment of Product shall be billed to and paid by Customer.
e.    Invoices; Payment. Supplier will invoice Customer for (i) Product purchased by Customer within five (5) Business Days after the date that Customer picks up the Product, and (ii) all freight charges (which shall be stated separately from the Product price on the invoice) and all sales or use taxes or applicable import or export taxes and charges (unless Customer provides an appropriate tax exemption certificate) within five (5) Business Days of Supplier being assessed, receiving invoices or remitting payment for any such amounts. Customer must participate in Supplier’s electronic invoicing program, as such program may be amended from time to time, and shall take such further actions and execute such further documents as may be reasonably requested by Supplier in connection therewith. Customer shall remit payment to Supplier for all invoices by wire transfer or electronic funds transfer (EFT) of immediately available funds to the Supplier’s account in accordance with the wire transfer instructions specified on Schedule A, or any other mutually agreed upon payment form, within thirty (30) days from the date of Customer’s receipt of each of Supplier’s invoices. To the extent permitted by applicable law, any overdue payments will be subject to finance charges computed at a periodic rate of ***% per month (***% per year). Any time the aggregate amount, including any applicable interest, more than forty (40) days overdue to Supplier hereunder exceeds the threshold set forth on Schedule A (the “Overdue Threshold”), Supplier shall have the right to withhold all shipments to Customer until all such past due amounts have been paid to Supplier; provided, however, that any such withholding shall not relieve Customer of its Monthly Order or Annual Tonnage obligations. Customer shall have the right to dispute in good faith all or any portion of an invoice by providing written notice of such dispute (together with reasonable detail of the facts underlying such dispute) (the “Dispute Notice”) to Supplier on or before thirty (30) days after the date of

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Customer’s receipt of the invoice.  If Customer, in its sole discretion, disputes any portion of an invoice in good faith, Customer shall pay the undisputed portion of any such invoice on or before the applicable due date and Customer and Supplier shall work together to resolve any such dispute within ten (10) days after the date of the Dispute Notice, Supplier will issue an adjustment invoice to Customer, if applicable, and Customer shall pay any remaining amount owing to Supplier with respect to the disputed amount no later than the end of such ten (10) day resolution period.
f.    Monthly True-Up; Order Shortfalls. Each month, Supplier shall review the purchase orders, excluding any cancelled purchase orders, submitted by Customer to confirm the amount by which, if any, the Customer’s order for the prior month (up to the Monthly Order) is less than the Monthly Order (the “Order Shortfall”). If, and only if, Supplier determines, in its sole discretion, that it has the necessary capacity, Customer may cure any such Order Shortfall within thirty (30) days following the last day of the month during which such Order Shortfall occurs (the “Order Cure Period”) by ordering the amount of the Order Shortfall in addition to its Monthly Order for the then-current month. In the event that there is an Order Shortfall for any given month which is not cured during the Order Cure Period for any reason, Supplier shall invoice Customer and Customer shall pay to Supplier an amount equal to the Order Shortfall multiplied by $*** per Ton less any Supply Credits which have not been previously utilized by Customer to offset any prior Order Shortfalls.
g.    Order Fulfillment; Supply Shortfalls. Supplier shall use commercially reasonable efforts to supply Customer’s purchase orders in full; provided, however, that in the event that Customer orders at least the Monthly Tonnage in any given month and such tonnage is not supplied by Supplier (the amount by which the Customer’s order (up to the Monthly Tonnage) exceeds the amount of Product supplied by Supplier, the “Supply Shortfall”), Supplier may cure such Supply Shortfall within thirty (30) days following the last day of the month during which such Supply Shortfall occurs (the “Supply Cure Period”). Any such Supply Shortfall shall be picked up by Customer at the Pick Up Location specified in the applicable purchase order. In the event that Supplier cures any such Supply Shortfall prior to the expiration of the Supply Cure Period, Supplier shall not be in breach of this Agreement, and Customer shall not have the right to exercise any remedies hereunder. In the event that Supplier does not cure any such Supply Shortfall prior to the expiration of the Supply Cure Period, Customer will receive a credit from Supplier in the amount of the Supply Shortfall and any such credit shall only be used by Customer to offset against an Order Shortfall, if any, incurred during the Term (“Supply Credits”). Notwithstanding anything contained herein to the contrary, in no event shall Supplier be obligated to supply Product to Customer in excess of the Annual Tonnage during any given Contract Year or the Monthly Tonnage during any given month; provided, however, in the event Customer orders Product in excess of the Monthly Tonnage during any Order Cure Period to cure an Order Shortfall and Supplier fails to supply any such excess amount of Product, for any reason, Customer shall owe no money to Supplier pursuant to this Agreement as a result of such Order Shortfall solely with respect to the unfilled amount of any such order in excess of the Monthly Tonnage ordered to remedy such Order Shortfall.
h.    Title, Risk of Loss and Freight Responsibility. All Product will be shipped FOB to the Pick Up Location. Title and risk of loss or damage to the Product shall pass to Customer at the time the Product is delivered to the carrier at the Pick Up Location. Charges for freight and all related costs for transportation of the Product from the Pick Up Location, to the destination designated by Customer shall be paid by Customer.
3.Delivery of Product. Supplier shall load trucks or railcars at the Pick Up Location, in accordance with Customer’s written instructions provided in the applicable purchase order. Customer shall send trucks or covered hopper railcars (such railcars not to exceed 44 feet in length) leased or owned by Customer to the Pick Up Location in sufficient quantities to transport the Product purchased by Customer from the Pick Up Location to the destination designated by Customer. Upon written request by Customer, Supplier shall arrange for the transportation of the Product utilizing railcars owned or managed by Supplier (collectively, the “Supplier Railcars”). The cost of utilizing the Supplier Railcars is included in the FOB terminal pricing specified on Schedule A hereto (the “FOB Terminal Pricing”). All such pricing and other transportation rates shall be adjusted on a quarterly basis as discussed in Section 5 below. Customer will also pay for all related costs including, without limitation, energy surcharges, rail rate increases and switch fees, incurred by Supplier in connection with the transactions contemplated by this Agreement on a cost added basis. Customer shall be listed as “consignee” for any shipments requiring Supplier Railcars. After the first thirty-one (31) days any Supplier Railcar has been constructively placed at the Pick Up Location, Customer shall be responsible for demurrage charges at the rate set forth on Schedule A hereto (“Demurrage Charges”). Customer shall make

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commercially reasonable efforts to timely pick up all Product to avoid Demurrage Charges and not increase Supplier’s Railcars’ cycle times.
4.Supplier Railcar Liability and Indemnification. Customer shall indemnify Supplier for all damage to the Supplier Railcars caused during the period of time that such Supplier Railcars were utilized by Customer or for the shipment of Product to Customer. Supplier shall be responsible for any demurrage charges with respect to the Product incurred at Supplier’s Facility or caused by delays at Supplier’s Facility, in each case only when caused by or due to the actions of Supplier. Except as otherwise set forth in this Agreement, each Party shall be liable for and shall defend, indemnify, and hold harmless the other Party from any demurrage charges, excess freight charges, deficiency freight charges, or similar transportation charges incurred by such Party, unless such charges are due to the other Party’s gross negligence or willful misconduct or any other actions by the other Party that cause such charges to be incurred. This Section 4 shall survive termination and expiration of this Agreement.
5.Price; Customer’s Financial Information. The price to be paid by Customer for specific types and grades of Product (the “Price”) purchased from Supplier are set forth on Schedule A attached hereto. The Parties will engage in quarterly business reviews of the Price and all related costs and expenses on the fifteenth (15th) day of February, May, August and November of each year during the Term, and will mutually agree to reasonable adjustments to such amounts, as appropriate. Supplier may request updated financials and related information from Customer following the end of each quarter during the Term. If Supplier determines, at any time and in its sole discretion, that there has been a material negative change in the financial position of Customer or if Customer has failed to timely pay more than one invoice, Customer shall provide Supplier with a deposit or letter of credit from a rated financial institution, as requested by and acceptable to Supplier, in its sole discretion. Following any request by Supplier for any such deposit or letter of credit, Supplier shall have no obligation to supply any Product requested by Customer until Supplier has received the deposit or letter of credit, as applicable. In addition to the Price, Customer shall be responsible for all sales or use taxes and all applicable import or export taxes and charges.
6.Disclaimer of Warranty; Inspection. Supplier makes no warranties, express or implied, regarding the Product or its fitness for any particular purpose, other than that the Product will meet or exceed the applicable Specifications. Each Party shall carefully inspect the Product for compliance with the Specifications and for the mesh size composition of the Product. Supplier shall take and retain for 180 days samples (the “Supplier Samples”) of the Product from each order prior to release of any shipment to a carrier. In addition, Supplier shall provide Customer with a Certificate of Analysis for each order delivered. Customer shall also have the right to take samples (the “Customer Samples”) of the Product from each order upon receipt of each shipment at the destination designated by Customer. In the event that the test results obtained from analysis of the Supplier Samples and the Customer Samples, if any, differ by a materially significant amount, Supplier and Customer shall exchange with one another half of their respective samples for analysis. The Parties agree to engage in good faith discussions to resolve any discrepancies in the results of such analysis.
7.Nonconformity of Product. Customer may make claims for Product not meeting the Specifications (“Non-Conforming Product”) if both Parties’ analysis of the Customer Samples demonstrate that the Product in any rail car received from Supplier is Non-Conforming Product. Any such claim must be made in writing by the Customer and received by Supplier within fifteen (15) days from the date of Customer’s receipt of the Non-Conforming Product. Supplier’s exclusive liability and Customer’s sole remedy in connection with any Non-Conforming Product shall be for Supplier to replace any Non-Conforming Product, at no charge to Customer, at Supplier’s Facility by such reasonable date as Customer may request, or, at the option of Supplier, and in the event that Customer has already paid for the Non-Conforming Product, to reimburse the Customer for the cost of the Non-Conforming Product only. This provision does not cover nonconformity attributable to causes or occurrences beyond Supplier’s control, including, but not limited to, (a) misuse, mishandling, neglect, improper storage, improper transportation, improper alteration or improper application by Customer or by any agent of Customer or (b) unclean or partially-filled railcars or trucks supplied by Customer or Customer’s carrier, it being understood that Supplier shall have no obligation to inspect or remove debris from any railcars or trucks supplied by Customer or any of Customer’s carriers and Customer shall indemnify and hold Supplier harmless against any Losses attributable thereto.
8.Indemnification. EACH PARTY SHALL DEFEND, INDEMNIFY AND HOLD THE OTHER PARTY, ITS AFFILIATES AND ITS AND THEIR RESPECTIVE EMPLOYEES, OFFICERS, DIRECTORS,

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REPRESENTATIVES, AGENTS AND INVITEES HARMLESS AGAINST ANY CLAIMS, DEMANDS, CAUSES OF ACTION, JUDGMENTS, PROCEEDINGS, ORDERS, AWARDS, DAMAGES, LOSSES, FINES, PENALTIES, COSTS, EXPENSES AND LIABILITIES, INCLUDING LITIGATION COSTS AND REASONABLE ATTORNEY’S FEES (COLLECTIVELY, “LOSSES”), DUE TO DEATH, ILLNESS OR INJURY, OR PROPERTY LOSS OR DAMAGE, ONLY TO THE EXTENT CAUSED BY (I) THE NEGLIGENT OR WILLFUL ACT OR OMISSION OF SUCH PARTY OR ANY OF ITS EMPLOYEES, OFFICERS, DIRECTORS, REPRESENTATIVES, AGENTS, INVITEES, OR SUBCONTRACTORS UNDER THIS AGREEMENT OR ANY PURCHASE ORDER ACCEPTED BY SUPPLIER, OR (II) SUCH PARTY’S BREACH OF ITS OBLIGATIONS, WARRANTIES OR REPRESENTATIONS IN THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR, AND EACH PARTY RELEASES THE OTHER PARTY FROM LIABILITY ATTRIBUTABLE TO, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE OR INDIRECT DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, OR DEFAULT IN THE PERFORMANCE HEREOF, WHETHER BASED UPON CONTRACT, TORT (INCLUDING NEGLIGENCE OR STRICT LIABILITY), WARRANTY OR ANY OTHER LEGAL THEORY, INCLUDING, BUT NOT LIMITED TO, DAMAGES INCURRED BY REASON OF THE TERMINATION, EXPIRATION OR NON-RENEWAL OF THIS AGREEMENT, COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS ON ANTICIPATED SALES, OR ON ACCOUNT OF EXPENDITURES, INVESTMENT LOSSES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF SUPPLIER OR CUSTOMER; PROVIDED, THAT THE FOREGOING LIMITATION DOES NOT AFFECT THE PARTIES’ RIGHT TO INDEMNIFICATION WITH RESPECT TO LIABILITIES OWED BY EITHER PARTIES TO THIRD PARTIES FOR CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, SPECIAL, PUNITIVE OR INDIRECT DAMAGES. NOTHING IN THIS SECTION 8 SHALL BE CONSTRUED AS ALTERING THE ALLOCATION OF LIABILITY AND INDEMNIFICATION RESPONSIBILITIES SET FORTH IN SECTION 4, IF APPLICABLE. THIS SECTION 8 SHALL SURVIVE TERMINATION AND OR EXPIRATION OF THIS AGREEMENT.
9.Confidentiality. Each Party and its Representatives shall not publicize or disclose any Confidential Information to any third party by any means without first obtaining the prior written consent of the other Party. As the context may require, a Party that discloses information in connection with the transactions contemplated by this Agreement is referred to herein as the “Disclosing Party” and a Party receiving any such information hereunder is collectively referred to herein as the “Receiving Party.” This Agreement does not grant any rights from Disclosing Party to Receiving Party or its Representatives with respect to Disclosing Party’s Confidential Information, including, without limitation, any patents, trademarks, copyrights, trade secrets or any other intellectual property rights. The foregoing obligations shall not apply to any Confidential Information which: (i) is publicly known or becomes publicly known through no fault of or disclosure by Receiving Party; (ii) is given to Receiving Party by someone other than the Disclosing Party as a matter of right and without restriction of disclosure; (iii) was known to Receiving Party prior to its receipt from Disclosing Party; or, (iv) is legally compelled to be disclosed by Receiving Party. If Receiving Party receives a subpoena, order, notice, process or other legal process seeking disclosure of Confidential Information or if Receiving Party is legally obligated to disclose any Confidential Information pursuant to the rules and regulations of the Securities and Exchange Commission, Receiving Party shall immediately notify Disclosing Party in order to allow Disclosing Party the opportunity to oppose the order, notice, process or disclosure or seek a protective order. If requested by Disclosing Party, Receiving Party shall make commercially reasonable efforts to cooperate with Disclosing Party in contesting such disclosure. Except as such demand shall have been timely limited, quashed or extended, Receiving Party may thereafter comply with such demand, but only to minimum the extent required by law. Where Disclosing Party obtains a protective order, nothing in this Agreement shall be construed to authorize Receiving Party to use in any manner or disclose Confidential Information to parties other than such governmental or judicial agency or body or beyond the scope of the protective order. Disclosures that are made to Receiving Party under this Agreement which are specific shall not be deemed to be within the foregoing exceptions merely because they were embraced by general disclosures that are either in the public domain or in the possession of Receiving Party. In addition, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of Receiving Party. The obligations in this Section 9 shall survive the termination or expiration of this Agreement. Receiving Party also agrees that its Representatives to whom any Confidential Information is disclosed will be bound by the provisions of this Section 9 and that the Receiving Party will be responsible for any breaches thereby. Receiving Party hereby agrees that the breach of this Section 9 would cause irreparable harm

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to Disclosing Parties for which money damages would not be adequate compensation. If any Receiving Party, or any Representative thereof, breaches or threatens a breach of the provisions of this Section 9, the Disclosing Party shall be entitled to seek an injunction in any court of competent jurisdiction restraining the Receiving Party and its Representatives from violating the provisions without the necessity of posting a bond or other security therefore. Nothing herein shall be construed as prohibiting the Disclosing Party from pursuing any other remedies available to it at law or in equity.
10.Force Majeure. If either Party is affected by Force Majeure it shall promptly notify the other Party of the nature and extent of the Force Majeure. Notwithstanding any other provision of this Agreement, neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other Party, for any delay in performance or the non-performance of any of its respective obligations under this Agreement (other than Customer’s failure to make payments to Supplier hereunder when due), to the extent that the delay or non-performance is due to any Force Majeure, and the time for performance of any such obligations shall be extended accordingly. The cause of the Force Majeure shall so far as possible be remedied with all reasonable dispatch. If any Force Majeure prevails for a continuous period in excess of fourteen (14) days, both Parties’ performance hereunder shall be suspended and each Party shall enter into good faith discussions with a view to alleviating its effects, or agreeing upon alternative arrangements.
11.Termination.
a.    Termination by Supplier. Supplier shall have the right to immediately terminate this Agreement upon the occurrence of any of the following events: (i) Customer’s Bankruptcy; (ii) Customer fails to make any payment to Supplier hereunder when due, and such failure continues for a period of ten (10) Business Days after written notice is sent to Customer by Supplier of such failure; or (iii) Customer is affected by Force Majeure, and such Force Majeure has not been remedied within sixty (60) days of the initial occurrence of such event.
b.    Termination by Customer. Customer shall have the right to immediately terminate this Agreement after the occurrence of any of the following events: (i) Supplier’s Bankruptcy; (ii) Supplier’s failure to produce and deliver the Product in accordance with its Specifications, and Supplier has been unable to cure such failure to the reasonable satisfaction of Customer within thirty (30) days after written notice from Customer after the expiration of the Supply Cure Period; or (iii) Supplier is affected by Force Majeure, and such Force Majeure has not been remedied within sixty (60) days of the initial occurrence of such event.
c.    Other Breaches. Each Party each shall have the right to terminate this Agreement for any other breach of this Agreement by the other Party that, if capable of being cured, is not cured within ninety (90) days after written notice thereof is given to such other Party, except as otherwise provided herein.
d.    Continuing Obligations. Upon termination of this Agreement for any reason, Customer shall purchase from Supplier all Product that has been ordered by Customer pursuant to a purchase order but not delivered to Customer as of the date of the termination, and Supplier shall promptly deliver such Product to Customer. Furthermore, upon termination of this Agreement, all obligations of the Parties arising from this Agreement shall terminate, except for any obligations that are expressly stated as surviving the termination or expiration of this Agreement; provided, that any such termination or expiration shall not relieve either Party from its obligation accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach this Agreement. This Section 11 shall survive any expiration or termination of this Agreement.
12.Notice. All notices, demands, or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and shall be: (i) delivered personally, (ii) sent by facsimile or electronic transmission (with written confirmation of receipt) or (iii) sent via a nationally recognized overnight courier to the recipient for next Business Day delivery. Such notices, demands and other communications will be sent to each Party at the address set forth on Schedule A.
13.Miscellaneous

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a.    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to either Party. Upon the determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.
b.    Effect of Waivers. No failure or delay by any Party in exercising any of its rights under this Agreement shall be deemed to be a waiver of that right, and no waiver by any Party of a breach of any provision of this Agreement shall be deemed to be a waiver of any subsequent breach of the same or any other provision. A Party’s failure in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement or to exercise any right herein conferred shall not be construed as a waiver or relinquishment of that right or of that Party’s right to assert or rely upon the terms and conditions of this Agreement. Any express waiver of a term of this Agreement shall not be binding and effective unless made in writing and properly executed by the waiving Party.
c.    Entire Agreement. This Agreement constitutes the entire Agreement between the Parties with respect to the subject matter hereof and supersedes any existing agreements between them whether oral or written. In case of a conflict between the terms of this Agreement and any purchase order contemplated hereunder, the terms of this Agreement shall govern.
d.    Legal Representation and Construction. Each Party hereto has been represented by legal counsel in connection with the negotiation and drafting of this Agreement and any related documents. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and related documents, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any related documents.
e.    Amendments. This Agreement, including Schedule A hereto, may only be amended, modified or supplemented in a writing properly executed by both Parties. Except as specifically amended, this Agreement shall remain in full force and effect as written.
f.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any Party to any counterpart shall be deemed a signature to the Agreement and may be appended to any other counterpart.
g.    Jurisdiction And Venue; Choice Of Law. CUSTOMER AGREES AND ACKNOWLEDGES THAT IT IS TRANSACTING BUSINESS WITH SUPPLIER IN THE STATE OF TEXAS AND THAT THIS AGREEMENT SHALL BE GOVERNED BY, SUBJECT TO, AND CONSTRUED ACCORDING TO THE INTERNAL LAWS, AND NOT THE LAWS RELATING TO CONFLICTS OF LAW, OF THE STATE OF TEXAS. ANY ACTION OR PROCEEDING AGAINST THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT SHALL BE BROUGHT AND ENFORCED IN THE COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY, TEXAS OR (TO THE EXTENT SUBJECT MATTER JURISDICTION EXISTS THEREFOR) IN THE UNITED STATES DISTRICT COURTS FOR THE NORTHERN DISTRICT OF TEXAS, AND THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION OR PROCEEDING IN THE COURTS OF THE STATE OF TEXAS LOCATED IN HARRIS COUNTY OR IN THE UNITED STATES DISTRICT COURTS FOR THE NORTHERN DISTRICT OF TEXAS AND ANY CLAIM THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

h.    Attorneys’ Fees. The Parties shall bear their own costs of, and incidental to, the preparation, execution and implementation of this Agreement. In any action brought pursuant to this Agreement, the prevailing Party shall be entitled to recovery of its costs and expenses, including reasonable attorneys’ fees.
i.    Independent Contractor; No Joint Venture. Each Party is an independent contractor with respect to the other and is not an employee of the other or any of the other’s Affiliates, and nothing in this Agreement is intended to constitute a partnership or a master and servant relationship between the Parties. This Agreement shall not be construed as creating a joint venture, partnership or similar relationship between the Parties. Neither Party shall act or be deemed to act on behalf of the other Party or its Affiliates, or have the right to bind the other Party or its Affiliates. Each Party shall remain an independent entity, and act as an independent contractor. Each Party shall at all times during the performance hereof be responsible for the payment of wages and benefits to, and as applicable, tax withholding from, its own employees. Without limiting the generality of the foregoing, the employees and subcontractors engaged by each Party for the performance hereof shall be the direct employees and subcontractors of such Party, and such Party shall remain solely responsible for all matters related to compliance with relevant employment laws.
j.    Assignment; Successors and Assigns. Neither Party may assign its rights under this Agreement to, or have its obligations assumed by, any other Person without the prior written consent of the other Party and such consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may assign its rights, duties or obligations hereunder to an Affiliate of such Party without the prior written consent of the other Party; provided, that no such assignment shall relieve the assigning Party of its obligations hereunder. This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is intended solely for the benefit of the Parties and their respective successors and assigns and nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or liability of a Party to, any Person not a party to this Agreement. Nothing in this Agreement shall be deemed to constitute any fiduciary or special relationship or duty among the Parties and each Party may take actions hereunder that are for its own self-interest without any duty or, subject to the express terms of this Agreement, liability to the other Party.
k.    Headings. The headings of the Articles and Sections of this Agreement are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.
l.    Silica Warning. Supplier’s products contain respirable crystalline silica, which is considered by some sources to be a cause of cancer. Breathing excessive amounts of respirable silica dust can also cause a disabling and potentially fatal lung disease called silicosis, and has been linked by some sources with other diseases. During transportation, use, clean-up or handling, follow all NIOSH and MSHA procedures and recommended practices, including wearing properly-fitted, NIOSH-approved or MSHA-approved air supplied protective equipment in accordance with applicable government regulations and manufacturer instructions. For further information, please refer to the appropriate Material Safety Data Sheet, a copy of which is available from the Supplier upon request. Customer hereby accepts all responsibility to maintain a safe work environment, warn, notify, train and provide all necessary and appropriate NIOSH/MSHA-approved protective equipment to all Persons handling or in the presence of Supplier’s products, including the Product, and to enforce the requirement that NIOSH/MSHA-approved protective equipment be used when handling all such products.
[Signature Page Follows]

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, the Parties have executed this Sand Supply Agreement as of the Effective Date.
SUPPLIER:

SUPERIOR SILICA SANDS LLC,
a Texas limited liability company

By:    /s/ Richard J. Shearer
Name:    Richard J. Shearer
Title:    President & CEO

CUSTOMER:

LIBERTY OILFIELD SERVICES, LLC,
a Delaware limited liability company

By:    /s/ Ronald Gusek
Name:    Ronald Gusek
Title:    President

[Signature Page to Sand Supply Agreement]
*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule A

Set forth below are certain terms of the Sand Supply Agreement between the Parties dated as of the Effective Date. This Schedule A, as amended by the Parties in writing from time to time, shall supplement the terms of the Agreement and, in no event, shall it be treated as a separate or standalone agreement by either Party. Capitalized terms used but not otherwise defined in this Schedule A shall have the meaning set forth in the Agreement.

1. Supplier (Preamble):		Superior Silica Sands, LLC, a Texas limited liability company

2. Customer (Preamble):		Liberty Oilfield Services, LLC, a Delaware limited liability company

3. Effective Date (Preamble):		February _1_, 2017

4. Product (Recitals):		Supplier’s Industrial Sands and Aggregates

5. Specifications (Recitals):		The specifications of ISO STANDARD 13503-2, ISO STANDARD 13503-2, and API Recommended Practice 19-O, modified as follows: N/A

6. Initial Term (§2.a):		Two (2) years

7. Renewal Term (§2.a):		One, 1-year Renewal Term

8. Annual Tonnage (§2.b):		*** Tons of Product per Year

9. Monthly Tonnage (§2.b):		*** Tons of Product per Month

10. Monthly Order (§2.b):		*** Tons of Product per Month

11. Mesh Size Ratios (§2.c):		40 / 70 mesh
30 / 50 mesh
20 / 40 mesh
30 / 70 mesh

12. Expected Ratios (§2.c):		*** *** and *** or *** or *** ***and ***

13. Supplier’s Facilities (§2.c):	New Auburn, WI Plant 140 West Pine St. New Auburn, WI 54757 Kosse Plant 3014 LCR 704 Kosse, Texas 76653	Barron, WI Plant 1058 US Hwy. 8 Barron, WI 54812 San Antonio Plant 24068 Pleasanton Road San Antonio, Texas 78624

14. Supplier’s Terminals (§2.d):		Each of the Supplier’s Terminals located at the Supplier’s Facilities listed under Item 13 above.

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

15. Supplier’s Wiring Instructions (§2.e):

16. Overdue Threshold (§2.e):	$***

17. FOB Terminal Pricing (§3):	Terminal Location	Product	Price Per Ton
	Each of Supplier’s Facilities listed under Item 13 above	20/40, 30/50	$***
		30/70, 40/70	$***
		100M	$***

21. Demurrage Charges (§3):	$ ***	per Supplier Railcar per Day

22. Price (§5):	See the FOB Terminal Pricing set forth under Item 17 above.

23. Supplier’s Notice Address (§10):	Superior Silica Sands LLC 6000 Western Place, Suite 465 Fort Worth, Texas 76179 Attn: Scott Dickerson Email: ##########@sssand.com with a copy to: Superior Silica Sands LLC 1400 Civic Place, Suite 250 Southlake, Texas 76092 Attn: Robert J. Conner Email: rconner@insightequity.com

24. Customer’s Notice Address (§10):	Liberty Oilfield Services, LLC
950 17th Street, Suite 2000
Denver, CO 80202
	Attn:	Mrs. Janet Hoffman
	Email:	#############@libertyfrac.com

with a copy to: Fox Rothschild, LLP
1225 17th Street, Suite 2200
Denver, CO 80202
	Attn:	Lindsay Larrick
	Email:	########@foxrothschild.com

*** Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.